EX-99.77C

Upon notice duly given, a special meeting of shareholders for Summit Large Cap Growth Fund, Calvert High Yield Bond Fund and Calvert Short-Term Government Fund (the “Funds”) was held on December 5, 2008, among other things, for the purpose of voting onan Investment Advisory Agreement between Summit Mutual Funds, Inc. and Calvert Asset Management Company, Inc.

With regard to the item being voted, the proposal was approved with the following votes:

Summit Large Cap Growth Fund:

Affirmative:	18,631.233
Against:	0.000
Abstain:	0.000

Calvert High Yield Bond Fund:

Affirmative:	658,339.680
Against:	622.000
Abstain:	0.000

Calvert Short-Term Government Fund:

Affirmative:	681,383.432
Against:	0.000
Abstain:	0.000

For the Funds, there also was a proposal to authorize the Board of Directors of Summit Mutual Funds, Inc. and Calvert Asset Management Company, Inc. to enter into and materially amend agreements with investment sub-advisors on behalf of the Funds without obtaining shareholder approval. The proposal was approved with the following votes:

Summit Large Cap Growth Fund:

Affirmative:	18,631.233
Against:	0.000
Abstain:	0.000

Calvert High Yield Bond Fund:

Affirmative:	657,564.680
Against:	1,397.000
Abstain:	0.000

Calvert Short-Term Government Fund:

Affirmative:	681,383.432
Against:	0.000
Abstain:	0.000

For Summit Large Cap Growth Fund, there also was a proposal to approve an Investment Sub-advisory Agreement between Calvert Asset Management Company, Inc. and Summit Investment Partners, Inc.  The proposal was approved with the following votes:

Affirmative:	18,631.233
Against:	0.000
Abstain:	0.000